United States

Securities and Exchange Commission

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 22, 2008

SHUFFLE MASTER, INC.

(Exact name of registrant as specified in its charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	0-20820 (Commission File Number)	41-1448495 (IRS Employer Identification No.)

1106 Palms Airport Drive Las Vegas, Nevada (Address of Principal Executive Offices)	89119-3720 (Zip Code)

Registrant’s telephone number, including area code: (702) 897-7150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2008, the Board of Directors of Shuffle Master, Inc. (NASDAQ National Market: SHFL) (either the “Company,” “we” or “our”) appointed John R. Bailey and James L. Nelson as Directors of the Company.  Mr. Bailey and Mr. Nelson both qualify as independent directors pursuant to NASDAQ listing requirements.  This brings the total membership of the Company’s Board of Directors to six, five of whom are independent; and the sixth of whom is Mark Yoseloff, the Company’s CEO, who is also Chairman.

Mr. Bailey is an attorney and is the founder and managing director of Bailey Kennedy, LLP, a law firm based in Nevada since 2001.  From 1991 until 2001, Mr. Bailey was a partner at the Nevada law firm of Lionel Sawyer & Collins.  Since 2001, Mr. Bailey has also been the Chairman of and a Commissioner on the Nevada State Athletic Commission.  Since 1993, he has also been the Vice Chairman and a member of the Moral Character and Fitness Committee of the Nevada State Bar.  Mr. Bailey is currently a Director of the Public Education Foundation, the Nevada Community Foundation, and the College of Southern Nevada Foundation.

Mr. Nelson has been the Chairman and CEO of Eaglescliff Corporation since 1986, which is a privately-held specialty investment consulting and wealth management company.  He has also been a senior executive in several other privately-held companies involved in aviation, financial services and the mutual fund sectors.  Additionally, Mr. Nelson was president of a U.S.-based telecommunications equipment company involved in the building of cellular telephone systems in two major cities in China.  Mr. Nelson currently serves on the Board of Directors and is the Chairman of the Audit Committee of Viskase Companies, Inc., a publicly-held supplier to the food industry.  He also serves as a member of the Board of Directors and is on the Audit Committee of Icahn Enterprises G.P., the general partner of Icahn Enterprises L.P., and serves on the Board of the latter’s Nevada gaming subsidiary, which operates the Stratosphere Hotel and Casino, two Arizona Charlie’s Hotels and Casinos, and the Aquarius Hotel and Casino.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHUFFLE MASTER, INC.
(Registrant)

Date:	January 24, 2008

/s/ Mark L. Yoseloff
Mark L. Yoseloff
Chairman of the Board and Chief Executive Officer